UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 25, 2013

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 125, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 29, 2013, Southwestern Energy Company announced that its subsidiary Southwestern Energy Production Company (together the “Company”) had entered into a definitive purchase agreement with Chesapeake Energy Corporation and one of its partners, dated April 25, 2013, pursuant to which the Company will acquire natural gas properties located in Pennsylvania prospective for the Marcellus Shale for approximately $93 million, subject to customary closing conditions. Pursuant to the purchase agreement, the Company will acquire approximately 162,000 net acres of natural gas properties primarily located in Susquehanna, Wyoming, Tioga and Sullivan counties. Current net production from these properties is approximately 2 MMcf per day from 17 gross wells (1.2 net wells). The purchase agreement contains customary representations, warranties and indemnity obligations with respect to losses relating to, among other things, breaches of representations or warranties and certain retained and assumed obligations. The Company anticipates the acquisition to close on or around May 15, 2013.

Section 8 – Other Events

Item 8.01 Other Events.

On April 29, 2013, the Company issued a press release announcing the entry into the purchase agreement referred to in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are filed as part of this report:

Exhibit Number	Description

99.1	Press release issued by Southwestern Energy Company on April 29, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: May 1, 2013	By:	/s/ R. CRAIG OWEN
	Name:	R. Craig Owen
	Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued by Southwestern Energy Company on April 29, 2013.